EXHIBIT 2.3

Execution Version

AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) to the Purchase Agreement (the “Agreement”) dated as of March 4, 2008, by and among Continental Grain Company, a Delaware corporation (“CGC”), ContiBeef LLC, a Delaware limited liability company (“ContiBeef”), Smithfield Foods, Inc., a Virginia corporation (“Smithfield”), and MF Cattle Feeding, Inc., a Colorado corporation (“MFC”), is entered into by and among CGC, ContiBeef, Smithfield, and MFC as of October 23, 2008. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, pursuant to Section 9.1 of the Agreement, the parties thereto have the power to amend, modify or supplement the Agreement pursuant to a written instrument executed by all of the parties to be bound thereby; and

WHEREAS, CGC, ContiBeef, Smithfield and MFC wish to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. Amendments to the Agreement. The following amendment is hereby made to the Agreement with effect from the date hereof:

Section 2.1(e) is hereby amended and restated in its entirety as follows:

“(e) Repayment under Credit Agreement. Effective immediately prior to the Effective Time, the parties shall cause the Company to repay all amounts outstanding under the Credit Agreement, including all accrued interest thereon, other than the cancellation and release of any letters of credit that are outstanding under the Credit Agreement as of such time, and the Credit Agreement shall continue in effect through the Effective Time.”

2. Ratification. Except as modified by this Amendment, the parties hereby ratify the Agreement and agree that the same shall remain in full force and effect as modified by this Amendment.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SMITHFIELD FOODS, INC.

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Vice President, Chief Legal Officer and Secretary

MF CATTLE FEEDING, INC.

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Secretary

CONTINENTAL GRAIN COMPANY

By:	/s/ David Lee
Name:	David Lee
Title:	Vice President - Financial Analysis and Control

CONTIBEEF LLC

By:	/s/ David Lee
Name:	David Lee
Title:	President